Exhibit 10.27

July1st, 2019

Dear Jiawei Wang

Congratulations! The Faraday Future Leadership Team is excited to inform you of the following salary change.

Your new annual base salary will be $380,000 USD, effective immediately, and the increased portion from July 1st to Feb 29th 2020 will be retro - paid upon an equity raise of$200 million USO.

Starting March 1, 2020, your base salary will change to$ 380,000. You agree that you will be paid 80% of your annual salary until such time as the Company determines otherwise.

You also will be eligible for an annual discretionary bonus of up to $120,000 (less deductions and withholdings required by law). Bonuses are awarded at the sole discretion of the company. Bonuses are not earned unless and until they are paid by the company.

We appreciate your ongoing dedication to the development and growth of Faraday Future.

Sincerely,

For and on behalf of Faraday & Future Inc.

Signature:	Date:

/s/ Jiawei Wang

Signature:	Date:

/s/ Yoyo Yang
Yoyo Yang

VP, Human Resources of North American

I have read and accepted the terms and conditions stated in this letter.

Signature:	/s/ Jiawei Wang
Name:	Jiawei Wang
Date:	7/1/2019